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DOLLAR GENERAL ANNOUNCES 2004 STORE GROWTH PLANS

AND OPERATING INITIATIVES

GOODLETTSVILLE, Tenn. – November 17, 2003 – Dollar General Corporation (NYSE: DG) today announced that it expects to open approximately 660 new stores in its current fiscal year and plans to open approximately 675 new Dollar General stores in its upcoming fiscal year beginning January 31, 2004. While most of these new stores will be located in the Company’s existing 27-state market area, Dollar General plans to open stores in three new states in 2004: Wisconsin, Arizona and New Mexico. Dollar General also announced its intention to continue its store growth in fiscal 2005 and 2006 at a pace similar to that achieved in recent years.

In addition to the 675 new conventional Dollar General stores planned for 2004, the Company announced that it plans to continue testing its Dollar General Market concept by adding approximately 20 Dollar General Market stores in 2004. The Dollar General Market is a larger format store that offers an expanded selection of Dollar General’s core mix of consumable basic merchandise, apparel, seasonal merchandise, home entertainment items including DVDs, videos and magazines, as well as a selection of fresh produce and a broad assortment of refrigerated, frozen and non-perishable food items.

To support store growth, Dollar General announced plans to open a new distribution center in the Southeastern United States in 2005 and to add another distribution center in 2006.  The Company also plans to expand its distribution facilities in Ardmore, Oklahoma; South Boston, Virginia; and Indianola, Mississippi and to convert these facilities to a dual sortation system, which the Company believes will significantly increase operating capacity. The expansion and conversion process has begun in connection with the Ardmore and South Boston distribution centers and the Company expects to begin the process at the Indianola distribution center in 2004.

The Company also announced plans to accelerate its program of adding coolers for dairy products and other perishable food items in select stores, with plans to complete as many as possible in 2004 and the remainder in 2005. Additionally, the Company indicated that prior to Thanksgiving it will expand its debit and credit card test beyond Indiana and Florida to include the states of Tennessee, Texas and Alabama.

The Company, citing improved sales results in the stores where automatic inventory replenishment has been implemented, expects to conclude the current fiscal year with approximately 2,500 stores on the program and intends to complete the conversion of all of its stores to automatic inventory replenishment in 2004.

Other significant initiatives for 2004 announced by the Company include: identifying optimal merchandise handling procedures throughout the supply chain to improve store efficiencies; a reshaping of the product assortment in the Company’s largest stores in an effort to improve their sales per square foot; an increase in opportunistic purchases; and the expansion of overseas purchasing capabilities to maintain the Company’s value edge.

Commenting on today’s analyst meeting, David A. Perdue, Chairman and Chief Executive Officer, said, “This is an exciting day for the Company. We are reaffirming our strategy as a growth-oriented distributor of highly consumable basic items for the underserved customer. Our 2004 plans to open stores in three new states, expand our distribution network, and open 20 Dollar General Market stores reflect my confidence in our business model and my enthusiasm for our future prospects.”

Lawrence V. Jackson, President and Chief Operating Officer, added, “Though we are announcing a number of new initiatives today, we also want to stress our commitment to improving the execution of the daily tasks that are so crucial to retailers. We need to be consistently in stock on our best selling items; our stores must be clean and inviting to our customers; we have to markdown and sell through seasonal merchandise at the end of each season; and we have to reduce store manager turnover and inventory shrinkage.”

The above initiatives will be discussed in more detail at Dollar General’s analyst meeting to be held today, beginning at 8:30 a.m. CT (9:30 a.m. ET). As previously announced, a live webcast of this meeting can be viewed on Dollar General’s Web site at www.dollargeneral.com by clicking on the home page spotlight item.  The webcast, including accompanying slides, will be available for replay through December 1, 2003.

Dollar General is a Fortune 500® discount retailer with 6,653 neighborhood stores in 27 states as of October 31, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,750 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s growth plans and operating initiatives.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; the Company’s ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; delays associated with building, opening, expanding and converting new or existing distribution centers; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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